EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-8) of our report dated March 31, 2014, relating to the consolidated balances sheet of Four Oaks Fincorp, Inc. and Subsidiaries as of December 31, 2013 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows as of and for the year then ended,  included in its Annual Report on Form 10-K for the year ended December 31, 2013, which is filed with the Securities and Exchange Commission.

Raleigh, North Carolina
January 16, 2015